Exhibit 99.(c)(4)

Project Blackjack January 16, 2007

Disclaimer These materials have been provided by Banc of America Securities LLC (“BAS”) and JPMorgan (together with BAS, the “Advisors”) to American International Group, Inc. (“AIG” or the “Company”) in connection with an actual or potential mandate or engagement and may not be used or relied upon for any purpose other than as specifically contemplated by a written agreement with the Advisors. These materials are based on information provided by or on behalf of the Company or, if applicable, a potential counterparty to a transaction, from public sources or otherwise reviewed by the Advisors. The Advisors assume no responsibility for independent investigation or verification of such information and have relied on such information being complete and accurate in all material respects. To the extent such information includes estimates and forecasts of future financial performance prepared by or reviewed with the management of the Company or obtained from public sources, the Advisors have assumed that such estimates and forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of such management (or, with respect to estimates and forecasts obtained from public sources, represent reasonable estimates). No representation or warranty, express or implied, is made as to the accuracy or completeness of such information and nothing contained herein is, or shall be relied upon as, a representation, whether as to the past, the present or the future. In addition, our analyses are not and do not purport to be appraisals of the assets, stock or business of the Company or any other entity. 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Introduction AIG has been evaluating the possibility of purchasing the minority shares of Blackjack over the past six months AIG’s evaluation process communicated to Blackjack’s CEO in July 2006 Blackjack formed a special committee of independent directors in early October 2006 AIG’s approach to acquire the minority needs to involve tolerable levels of legal, financial and reputational risk AIG has engaged a variety of specialists to assist with the process Advisory: Banc of America Securities, JPMorgan Legal: Sullivan & Cromwell LLP Public Relations: Kekst and Company Proxy Solicitation: MacKenzie Partners, Inc. AIG has been analyzing the potential value of Blackjack from a number of perspectives Comparable company trading analysis Historical valuation levels Discounted cash flow analysis Squeeze-out premiums from precedent transactions

PRELIMINARY DRAFT, SUBJECT TO CHANGE

Publicly Traded Personal Lines Insurers and Price Performance

($ in millions, except per share data)

PUBLICLY TRADED PERSONAL LINES INSURERS

Company	1/12/07 Price	% of 52 wk high	Market Cap. ($ mm)	Price / Operating EPS 2006E	Price / Operating EPS 2007E	LT Growth Rate	ROAE 2006E	ROAE 2007E	9/30/2006 Price / Book[a]	9/30/2006 (D+P) / Cap.
Blackjack	**$16.85**	**93%**	**$1,455**	**14.2x**	**16.7x**	**17%[b]**	**11.8%**	**9.2%**	**1.60x**	**12%**
AIG	71.07	97%	184,762	12.1x	11.4x	13%	16.6%	15.4%	2.07x	14%
Personal Lines										
Progressive	$23.40	78%	$17,823	11.1x	12.2x	9%	24.4%	18.7%	2.88x	16%
Mercury General	52.72	89%	2,883	13.1x	11.8x	8%	13.2%	13.6%	1.77x	8%
Allstate	$64.60	98%	$40,371	8.4x	9.3x	9%	22.5%	17.6%	2.02x	21%
Safeco	60.70	94%	7,008	9.6x	10.1x	10%	17.2%	14.9%	1.82x	25%
Hanover	47.11	87%	2,403	12.9x	11.1x	13%	9.6%	10.6%	1.20x	20%
Commerce Group	29.48	92%	1,998	8.6x	9.6x	NA	16.8%	13.5%	1.37x	17%
State Auto Financial	33.33	83%	1,367	12.6x	10.8x	9%	13.5%	13.9%	1.69x	13%
Personal Lines Median		*89%*		*11.1x*	*10.8x*	*9%*	*16.8%*	*13.9%*	*1.77x*	*17%*

LTM STOCK PRICE PERFORMANCE


$18.00
17.00
16.00
15.00
14.00
13.00
12.00
1/12/06
3/13/06
5/13/06
7/13/06
9/12/06
11/12/06
1/12/07
7/26/06: AIG communicated evaluation process to Blackjack CEO
10/3/06: Blackjack formed Special Committee
$16.85
$14.19
Blackjack
MCY / PGR Mean (c)

Source: Public filings, First Call and FactSet.
(a) Excluding AOCI.
(b) First Call Consensus estimate which relies on estimate of one research analyst.
(c) Indexed to Blackjack's stock price on 1/12/06.

3

Discounted Cash Flow and IRR Analyses DISCOUNTED CASH FLOW ANALYSIS IRR ANALYSIS - INCLUDING SYNERGIES Price Per Share $18.00 $19.00 $20.00 $21.00 $22.00 $23.00 $24.00 $25.00 Premium to 1/12/07 Price of $16.85 6.8% 12.8% 18.7% 24.6% 30.6% 36.5% 42.4% 48.4% Total Consideration $616 $658 $700 $742 $785 $827 $869 $911 5-Year IRR @ 11.0x Terminal Multiple 19.8% 17.9% 16.2% 14.6% 13.1% 11.7% 10.4% 9.2% @ 12.0x Terminal Multiple 21.6% 19.6% 17.9% 16.3% 14.8% 13.4% 12.0% 10.8% @ 13.0x Terminal Multiple 23.2% 21.3% 19.5% 17.9% 16.3% 14.9% 13.6% 12.4% Blackjack Standalone - Based on AIG Projections Synergies Spread Across Total Shares DCF Including Synergies Total Shares Total DCF Per Share Total DCF Per Share Total DCF Per Share Including Synergies Discount Multiple of 2012E GAAP NOI less Debt Multiple of 2012E Synergies Multiple of 2012E GAAP NOI less Debt Rate 11.0x 12.0x 13.0x 11.0x 12.0x 13.0x 11.0x 12.0x 13.0x 12.0% $15.68 $16.80 $17.92 $2.95 $3.15 $3.34 $18.63 $19.94 $21.26 11.0% 16.32 17.49 18.67 3.07 3.28 3.48 19.40 20.77 22.15 10.0% 17.00 18.23 19.45 3.20 3.42 3.63 20.20 21.64 23.09

Valuation Matrix and Squeeze-out Premiums SQUEEZE-OUT PREMIUMS CASH DEALS – PREMIUMS PAID BASED ON FINAL OFFER PRICE RELATIVE TO PRICE 1-DAY PRIOR TO ANNOUNCEMENT Source: SDC Platinum and Dealogic. VALUATION MATRIX ($ in millions, except per share data) Premium / (Discount) to Acquisition Price Per Blackjack Share Data $18.00 $19.00 $20.00 $21.00 $22.00 $23.00 $24.00 $25.00 1/12/07 Price $16.85 6.8% 12.8% 18.7% 24.6% 30.6% 36.5% 42.4% 48.4% 7/26/06 Price 14.83 21.4% 28.1% 34.9% 41.6% 48.3% 55.1% 61.8% 68.6% 52-week High on 1/3/07 18.03 (0.2%) 5.4% 10.9% 16.5% 22.0% 27.6% 33.1% 38.7% 52-week Low on 6/23/06 13.58 32.5% 39.9% 47.3% 54.6% 62.0% 69.4% 76.7% 84.1% 180-day Volume Weighted Average Price 15.64 15.1% 21.5% 27.9% 34.3% 40.7% 47.1% 53.5% 59.9% Total Consideration to Acquire 38% $616 $658 $700 $742 $785 $827 $869 $911 Blackjack Implied Equity Value Multiples Per Share LTM EPS $1.22 14.8x 15.6x 16.4x 17.2x 18.0x 18.9x 19.7x 20.5x 2006E EPS 1.19 15.1x 16.0x 16.8x 17.6x 18.5x 19.3x 20.2x 21.0x 2007E EPS 1.01 17.8x 18.8x 19.8x 20.8x 21.8x 22.8x 23.8x 24.8x 9/30/06 Book Value (Ex. AOCI) 10.55 1.71x 1.80x 1.90x 1.99x 2.09x 2.18x 2.28x 2.37x Implied Enterprise Value Multiple 9/30/06 Statutory Surplus 2.12x 2.23x 2.34x 2.45x 2.56x 2.67x 2.78x 2.89x Note: Earnings estimates from First Call. Source: Blackjack public filings, FactSet, First Call and OneSource. (a) Fully diluted consideration including in-the-money options. (a) All Deals FIG Deals Deal Size ($ in millions) Median No. of Deals Median No. of Deals 1995 to Present > than $50 23.9% 69 17.1% 15 > than $100 24.7% 48 19.4% 11 > than $200 24.7% 26 22.6% 8 > than $250 23.3% 20 24.5% 7